Exhibit 99.1

NEWS RELEASE

1101 East Arapaho Road

Suite 200

Richardson TX 75081 USA

(972) 234-6400 main

Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

INTRUSION INC. RELEASES FINANCIAL RESULTS

FOR SECOND QUARTER 2017

Richardson, Texas – August 14, 2017 – Intrusion Inc. (OTCQB: INTZ), (“Intrusion”) announced today financial results for the three and six months ended June 30, 2017.

Intrusion’s net loss was $438 thousand in the second quarter 2017, compared to net loss of $387 thousand in the second quarter 2016 and $351 thousand in the first quarter 2017.

Revenue for the second quarter 2017 was $1.5 million compared to $1.6 million in the second quarter 2016 and $1.6 million in the first quarter 2017.

Gross profit margin decreased to 59 percent of revenue in the second quarter of 2017 compared to 67 percent in the second quarter 2016 and 63 percent in the first quarter 2017. The decrease in gross profit margin in the second quarter 2017 is related to changes in product mix.

Intrusion’s second quarter 2017 operating expenses were $1.3 million compared to $1.4 million in the second quarter 2016 and $1.3 million in the first quarter 2017.

As of June 30, 2017, Intrusion reported cash and cash equivalents of $0.4 million, a working capital deficiency of $1.4 million and debt of $3.0 million.

On July 7, 2017, the Company entered into a sale of certain IP addresses that were not currently being used in the Company's business operations and were not required for the Company's future business plans. The net proceeds from the sale of these intellectual property assets was in the amount of $871,629 which the Company received on August 9, 2017. The receipt of this cash asset had an immediate positive impact on the Company's liquidity position.

“We booked $3.9 million of orders in the first half of 2017 compared to $2.4 million in the first half of 2016, a 61% increase. Included in the 2017 orders were $0.3 million of initial orders from three new customers with the balance coming from five existing customers. Both new and existing customers that placed first half orders are expected to order additional products and services during the second half of 2017. In addition, we have seventeen potential new customers that are currently in our TraceCop order pipeline and five new customers in our Savant pipeline. The increased sales thrust we have now for our TraceCop products and services has resulted in increased numbers in our orders pipeline which we expect to drive our revenue,” stated G. Ward Paxton, President and CEO of Intrusion.

Intrusion

Second Quarter 2017 Results

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CDT today. Interested investors can access the call at 1-877-258-4925. For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CDT until August 21, 2017 by calling 1-855-859-2056. At the replay prompt, enter conference identification number 69394142. Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification, high speed data mining, cybercrime and advanced persistent threat detection products. Intrusion’s product families include TraceCop™ for identity discovery and disclosure, and Savant™ for network data mining and advanced persistent threat detection. Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks. For more information, please visit www.intrusion.com. We develop, market and support a family of entity identification, high speed data mining, cybercrime and advanced persistent threat detection products.

This release may contain certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties.  Such statements include, without limitations, statements regarding future revenue growth and profitability, the difficulties in forecasting future sales caused by current economic and market conditions, the effects of sales and implementation cycles for our products on our quarterly results and difficulties in accurately estimating market growth, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, as well as other statements. These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements. The factors that could cause actual results to differ materially from expectations are detailed in the Company's most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

Intrusion

Second Quarter 2017 Results

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	June 30,	December 31,
	2017	2016
ASSETS

Current Assets:
Cash and cash equivalents	$397	$64
Accounts receivable	489	745
Inventories, net	45	45
Prepaid expenses	91	75
Total current assets	1,022	929

Property and equipment, net	208	308
Other assets	38	40
TOTAL ASSETS	$1,268	$1,277

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$1,029	$896
Dividends payable	374	303
Obligations under capital lease, current portion	94	139
Deferred revenue	938	395
Total current liabilities	2,435	1,733

Loan payable to officer	3,025	2,885
Obligations under capital lease, noncurrent portion	32	61

Stockholders' Deficit:
Preferred stock, $.01 par value:
Authorized shares – 5,000
Series 1 shares issued and outstanding – 200 Liquidation preference of $1,138 in 2017 and $1,113 in 2016	707	707
Series 2 shares issued and outstanding – 460 Liquidation preference of $1,299 in 2017 and $1,270 in 2016	724	724
Series 3 shares issued and outstanding – 289 Liquidation preference of $712 in 2017 and $697 in 2016	412	412

Common stock, $.01 par value:
Authorized shares – 80,000
Issued shares – 12,808 in 2017 and 12,758 in 2016 Outstanding shares – 12,798 in 2017 and 12,748 in 2016	128	128
Common stock held in treasury, at cost – 10 shares	(362)	(362)
Additional paid-in capital	56,562	56,595
Accumulated deficit	(62,288)	(61,499)
Accumulated other comprehensive loss	(107)	(107)
Total stockholders' deficit	(4,224)	(3,402)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,268	$1,277

Intrusion

Second Quarter 2017 Results

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue	$1,543	$1,587	$3,102	$3,098
Cost of revenue	632	528	1,215	1,067

Gross profit	911	1,059	1,887	2,031

Operating expenses:
Sales and marketing	415	419	776	847
Research and development	594	670	1,179	1,400
General and administrative	282	322	613	649

Operating loss	(380)	(352)	(681)	(865)

Interest expense, net	(58)	(35)	(108)	(66)

Loss before income taxes	(438)	(387)	(789)	(931)

Income tax provision	—	—	—	—

Net loss	$(438)	$(387)	$(789)	$(931)

Preferred stock dividends accrued	(35)	(35)	(69)	(69)
Net income (loss) attributable to common stockholders	$(473)	$(422)	$(858)	$(1,000)

Net loss per share attributable to common stockholders: Basic	$(0.04)	$(0.03)	$(0.07)	$(0.08)
Diluted	$(0.04)	$(0.03)	$(0.07)	$(0.08)

Weighted average common shares outstanding:
Basic	12,798	12,748	12,772	12,726
Diluted	12,798	12,748	12,772	12,726